                        CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm in Exhibit D and to the use of our reports dated February 12, 1999 and January 21, 2000, included in the Application pursuant to Section 8(f) of the Investment Company Act of 1940 for Order Declaring that Baker, Fentress & Company Has Ceased to be an Investment Company.



                                Ernst & Young LLP

New York, New York
April 4, 2000